EXHIBIT H-2

                        Retention of Non-Utility Business

     The following is a description of the specific bases under which the non-utility investments of RGS may be retained in the post-Merger Energy East holding company system:

A.   BROKERING  AND  MARKETING  OF  ENERGY  COMMODITIES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(v), involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels." See also Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); SEI Holdings, Inc., HCAR No. 26581 (Sept. 26,
1996); Northeast Utilities, HCAR No. 26654 (Aug. 13, 1996): UNITIL Corp., HCAR No. 26257 (May 31, 1996); New England Electric System, HCAR No. 26520 (May 23,
1996). Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

     1. Energetix, Inc. ("Energetix"), wholly-owned subsidiary of RGS, offers electricity and natural gas services to retail customers throughout New York State. Energetix has authorization from the FERC to engage in sales for resale of electricity at market-based rates,(1) and is a customer of NYISO. Energetix owns no generation, transmission or distribution facilities. Energetix also holds a number of direct and indirect subsidiaries that are either inactive or are engaged in a variety of non-utility businesses, all of which are retainable as described elsewhere in this Exhibit.

     2. Griffith Oil Company ("Griffith"), a wholly-owned subsidiary of Energetix, sells propane, heating oil and gasoline to approximately 123,000 customers in New York. Griffith does not own generation, transmission or distribution facilities. With regard to gasoline sales, Griffith is a branded distributor/seller, brokering gasoline through a network of third-party service station dealers. Griffith also owns, and leases out for operation by third parties, fourteen service stations at which its branded gasoline is purchased at wholesale from Griffith by the lessees and then sold to the public. Rule 58(b)(1)(v) specifically allows the brokering and marketing of "combustible fuels." While gasoline is not among the fuels specifically identified in Rule 58, gasoline is a combustible fuel, and the Commission has, in the past, recognized that gasoline operations may be related to the utility operations of a holding company.(2) With regard to Griffith's distribution activities, the Commission has held as retainable similar distributor activities by

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1.   Rochester  Gas  &  Electric  Corp.,  80  F.E.R.C.  61,284.

2.   See,  e.g.,  Central Public Utility Corp., et al., HCAR No. 13970 (April 4,
     1959) ("Central PUC") (authorizing retention of Southern Cities Oil Company, a distributor of oil, gasoline and kerosene). See also Lone Star Gas Corp., 12 S.E.C. 286, 298-99 (1942) (finding gasoline, oil, butane and propane production related to retainable natural gas production operations). Accord, Pennsylvania Gas & Electric Corp., et al., HCAR No. 8490 (Sept. 7, 1948).


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          the  non-utility  subsidiaries  of  other  public  utility  holding companies.(3) The Commission has also approved retention or acquisition of interest in non-utility subsidiaries that own fueling facilities.(4)

     3. Avrimac Corporation ("Avrimac"), a wholly-owned subsidiary of Griffith, through its subsidiaries (Seimax Gas, Burnwell Gas of Red Creek, Burnwell Gas of Alden, Burnwell Gas Distributors, Burnwell Gas of Franklinville, Burnwell Gas of Dansville and Burnwell Gas of Newark), sells propane and a limited selection of electric and gas appliances in Western and Central New York. The sale of electric and gas appliances by Avrimac's Burnwell subsidiaries is a retainable business pursuant to Rule 58(b)(1)(iv). Seimax Garage Corp., another Avrimac subsidiary, provides repair services to the Burnwell Companies' truck fleet. The Commission has authorized the retention of non-utility subsidiaries providing such services.(5)

B.   TECHNICAL,  OPERATION  AND  MANAGEMENT  SERVICES:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(vii), involving "the sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations in such areas as power plant and transmission system engineering, development, design and rehabilitation; construction; maintenance and operation; fuel procurement, delivery and management; and environmental licensing, testing and remediation." Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. RGS Development Corporation ("RGS Development"), is an unregulated, wholly-owned subsidiary of RGS. RGS Development provides energy systems development and management services.

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3.   See,  e.g.,  Central  PUC,  supra;  KeySpan Corporation, et al., HCAR 27271
     (Nov. 7, 2000) (approving retention by registered holding company of Transgas, an unregulated trucking company providing over-the-road transportation of liquefied natural gas ("LNG"), propane and other commodities. Transgas is the nation's largest over-the-road transporter of
     LNG).

4. See, e.g., The Columbia Gas System, Inc., HCAR No. 26295 (May 23, 1995) (authorizing non-utility subsidiary to design, construct, and/or install, own, and/or operate, and to lease and/or sell natural gas fueling stations); Scana Corp., HCAR No. 27133 (Feb. 9, 2000) (authorizing the operation of fueling stations in North Carolina); New Century Energies, Inc., et al., HCAR No. 27116 (Dec. 22, 1999) (authorizing the ownership and operation of compressed natural gas fueling facilities).

5. See, e.g., Keyspan Corporation, HCAR No. 27271 (Nov. 7, 2000) (authorizing retention of subsidiary company carrying out, among other activities, fleet management and maintenance).


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C.   NON-UTILITY  HOLDING  COMPANIES:

     In the U-1 Application/Declaration, the Companies have requested authorization to retain RGS as an exempt intermediate holding company in the post-Merger Energy East system. Those arguments will not be repeated here.

D.   INSURANCE:

     The Commission has approved retention of captive insurance companies by registered holding companies. See, e.g., NiSource Inc., HCAR No. 27263 (Oct. 30, 2000); Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); Connectiv Inc., HCAR No. 27135 (Feb. 10, 2000). The following company is thus retainable under Commission precedent:

     1. RG&E is a member of the Nuclear Electric Insurance Limited. RG&E's account balance at Nuclear Electric Insurance Limited as of December 31, 1999 was $44,226,000. While RG&E is a member of this insurance company, the company's by-laws do not recognize its members as having an ownership interest in the company.

E.   INTERNATIONAL  SERVICES:

     RGS has an indirect subsidiary that provides energy-related services outside the United States. While this company would otherwise constitute an "energy-related company" pursuant to Rule 58, as described in Paragraph A above, the "activities permitted by [Rule 58] are limited to the United States." See Rule 58, Exemption of Acquisition By Registered Public Utility Holding Companies of Securities of Non-utility Companies, HCAR No. 26667, n. 146 (Feb. 14, 1997). The Commission has nonetheless approved registered holding company ownership of companies that provide energy-related services on an international basis. See, e.g., Cinergy Corp., HCAR No. 26662 (Feb. 7, 1997) (approving Cinergy Solutions' marketing of energy-related services on both a domestic and international basis); Connectiv, Inc., HCAR No. 26832 (Feb. 25, 1998) (approving retention by registered holding company of DCI II, Inc., a Virgin Islands corporation and wholly-owned foreign sales subsidiary involved in equity investments in leveraged leases). Accordingly, the following company is retainable under
Section  11(b)(1)  of  the  Act:

     1. Burnwell Gas Corporation of Canada, a wholly-owned subsidiary of Griffith, located in Stevensville, Ontario, is an entity through which the various Burnwell subsidiaries purchase propane.

F.   INACTIVE  COMPANIES:

     RGS has the following indirect non-utility subsidiaries that are not currently active. In the event that post-Merger Energy East seeks to reactivate any of the inactive companies listed below, Energy East will file a post-effective amendment seeking authorization to engage in the proposed activities if such authorization is required under the Act or the rules under the Act.

     1. New York Nuclear Operating Company LLC ("NYNOC"), a partially-owned subsidiary of RG&E, is an inactive company that was formed to investigate the operation of nuclear power plants. RG&E holds a 20.24 percent interest in NYNOC.


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     2.   Moore  Brothers, a wholly-owned subsidiary of Griffith, is an inactive company  that was formed to import petroleum products into New Jersey.

     3. McKee Road, a wholly-owned subsidiary of Griffith, is an inactive company that was formed to hold terminal property and other real property related to utility operations. McKee Road currently holds no real property.

     4. Griffith Energy, a wholly-owned subsidiary of Griffith, is an inactive broker of natural gas.

     5. Sugar Creek Corporation, a wholly-owned subsidiary of Energetix, is an inactive company that was acquired in conjunction with RGS's 1998 acquisition of Griffith.


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